UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2013

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, the Board of Directors of Horizon Bancorp (“Horizon” or the “Company”) unanimously adopted, subject to the approval of the shareholders at the 2014 Annual Meeting, the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “2013 Omnibus Plan”). The Board adopted the 2013 Omnibus Plan with the expectation that, before it would be submitted to shareholders, additional revision might be made based on the recommendations of Cook & Co., which would review the 2013 Omnibus Plan for best practices. The Compensation Committee considered the recommendations of Cook & Co. and, on November 19, 2013, the Compensation Committee approved certain of those recommendations for incorporation into the 2013 Omnibus Plan. On December 17, 2013, the Board approved certain amendments to the 2013 Omnibus Plan.

Horizon submitted the 2013 Omnibus Plan, as amended, to the shareholders for approval at Horizon’s 2014 Annual Meeting of Shareholders held on May 8, 2014, and the 2013 Omnibus Plan was approved by a majority of votes cast. A brief description of the 2013 Omnibus Plan approved by the shareholders follows.

The 2013 Omnibus Plan is effective for a ten-year term that commenced on February 1, 2013. The 2013 Omnibus Plan is administered by the Compensation Committee of the Company’s Board of Directors and provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. Employees of the Company and its affiliates and non-employee directors of the Company are eligible to receive awards under the 2013 Omnibus Plan, with a total of approximately 304 individuals currently eligible to participate and receive awards. The Compensation Committee will select the participants based on their functions and responsibilities, the value of the services they provide to the Company and other factors that the Committee deems relevant.

The shares authorized for issuance under the 2013 Omnibus Plan consist of 491,700 shares rolled over from the now-expired Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the “2003 Plan”), plus an additional 200,000 shares, for a total of 691,700 shares. The number of shares authorized for issuance may be increased under limited circumstances, such as if shares issued under the 2003 Plan are forfeited, cancelled or expire unexercised in the future. The 2013 Omnibus Plan limits the number of shares available for incentive stock options to 100,000 and for non-option awards to 400,000.

Performance shares will become earned and vested for a performance period to the extent (a) the set performance goals are satisfied, (b) the participant is actively employed on the last day of the performance period (unless, during the performance period, he or she terminates employment due to death, permanent and total disability, retirement or there is a change in control), and (c) they have been held for at least one year. If the performance goals are not satisfied, those performance shares eligible to be earned and vested during such performance period will be forfeited effective as of the last day of the performance period. Nonqualified stock options will become vested and exercisable in accordance with the vesting schedule included in the grant agreements.

Forms for nonqualified stock option grants and performance share awards that may be granted under the 2013 Omnibus Plan were attached as Exhibits 10.1 through 10.4 to a Current Report on Form 8-K filed by Horizon on June 18, 2013, and are incorporated by reference herein. A copy of the complete final 2013 Omnibus Plan was filed as Exhibit 10.32 to Horizon’s Annual Report on Form 10-K for the year ended December 31, 2013, filed February 28, 2014, and the 2013 Omnibus Plan is incorporated by reference herein.

The above discussion contains only a brief description of the 2013 Omnibus Plan and is qualified in its entirety by reference to the complete 2013 Omnibus Plan and the related award forms incorporated by reference herein.

Item 5.07.   Submission of Matters to a Vote of Security Holders

On May 8, 2014, Horizon held its Annual Meeting of Shareholders, and holders of a total of 6,578,808 shares were present in person or by proxy at the meeting. The matters voted upon at the Annual Meeting and the results of the voting were as follows:

Proposal 1: Election of Directors

Horizon’s shareholders elected the four persons nominated to serve as directors, as set forth below:

Director	Expiration of Term	Votes For	Authority Withheld	Broker Non-Votes

Craig M. Dwight	2017	5,327,638	31,426	1,219,744
James B. Dworkin	2017	5,322,271	36,793	1,219,744
Daniel F. Hopp	2017	5,317,871	41,193	1,219,744
Steven W. Reed	2017	5,306,063	53,001	1,219,744

Proposal 2: Approval of the Horizon Bancorp 2013 Omnibus Equity Incentive Plan

Horizon’s shareholders approved the Horizon Bancorp 2013 Omnibus Equity Incentive Plan.

	For	Against	Abstain	Broker Non-Votes

Vote to Approve the Horizon Bancorp 2013 Omnibus Equity Incentive Plan	5,174,739	148,935	35,389	1,219,745

Proposal 3: Advisory Vote to Approve Executive Compensation

Horizon’s shareholders approved a non-binding, advisory proposal on executive compensation proposed by Horizon:

	For	Against	Abstain	Broker Non-Votes

Advisory Vote to Approve Executive Compensation	5,205,949	98,858	54,256	1,219,745

Proposal 4: Ratification of the Appointment of BKD, LLP as Auditors for 2014

Horizon’s shareholders ratified the appointment of BKD, LLP as independent auditors for 2014:

	For	Against	Abstain

Ratification of the appointment of BKD, LLP as auditors for 2014	6,534,728	28,493	15,587

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 13, 2014	Horizon Bancorp

	By:	/s/ Mark E. Secor
Mark E. Secor
EVP & Chief Financial Officer